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Exhibit 5.1

GARDNER CARTON & DOUGLAS LLP
191 N. Wacker Drive
Suite 3700
Chicago, Illinois 60606

May 12, 2004

Andrew Corporation
10500 West 153rd Street
Orland Park, Illinois 60462

    Re:
    Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as special counsel to Andrew Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of its Registration Statement on Form S-3, as amended (File No. 333-114914) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the proposed issuance and sale, from time to time, pursuant to Rule 415 under the Securities Act of up to $750,000,000 aggregate public offering price of:

        1.     one or more series of senior and subordinated debt securities and senior and subordinated convertible debt securities (the "Convertible Debt Securities") of the Company (collectively, the "Debt Securities");

        2.     shares of the Company's common stock, par value $0.01 per share ("Common Stock");

        3.     purchase contracts obligating holders to purchase or sell, and the Company to sell or purchase, on specified dates, Debt Securities, Common Stock, securities issued by third parties, baskets of such securities, an index or indices of such securities, any combination of the above, currencies or commodities ("Purchase Contracts"); and

        4.     units, consisting of one or more Purchase Contracts, Debt Securities, Common Stock or any combination of such securities (the "Units").

        Each of the Debt Securities, Common Stock, Purchase Contracts and Units is referred to as a "Security."

        For purposes of this opinion, we have examined the Restated Certificate of Incorporation of the Company and such other documents as we have deemed necessary. We have assumed that at the time of issuance of any Security (i) the Registration Statement will be effective under the Act, (ii) the issuance and sale of the Common Stock will not violate any applicable law or agreement or instrument then binding on the Company or any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (iii) the number of shares of Common Stock to be issued, when combined with the number of shares of Common Stock outstanding at such time, will not exceed the number of shares of Common Stock authorized under the Restated Certificate of Incorporation of the Company.

        This opinion is limited to the Delaware General Corporation Law, and we do not express an opinion on federal laws or the laws of any other jurisdiction. For purposes hereof, "Delaware General Corporation Law" includes such statute, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

        Subject to the assumptions, qualifications and limitations that are identified in this letter, we are of the opinion that:

        1.     The shares of Common Stock to be issued pursuant to the Registration Statement, including shares of Common Stock to be issued upon conversion of the Convertible Debt Securities in accordance with the terms of the Convertible Debt Securities, will be validly issued, fully paid and nonassessable when:

          (a)   the Board of Directors of the Company or a duly constituted and acting committee thereof (the Board of Directors or such committee being referred to herein as the "Board") has taken all necessary corporate action to approve the issuance and the terms of the offering of the shares of Common Stock and related matters; and

          (b)   certificates representing the shares of Common Stock have been duly executed, countersigned, registered and delivered either (i) in accordance with the applicable definitive underwriting, purchase or similar agreement approved by the Board, or (ii) upon conversion, exercise or exchange of any Security, in accordance with the terms of such Security or the instrument or agreement governing such Security providing for such conversion, exercise or exchange as approved by the Board, for the consideration approved by the Board (not less than the par value of the Common Stock).

        In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information provided to us by the Company or its representatives; and (iii) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

        This letter speaks as of the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                      Very truly yours,

                      /s/ Gardner Carton & Douglas LLP

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  Exhibit 5.1